Exhibit 99.1
PRESS RELEASE

KADANT INC.
One Technology Park Drive
Westford, MA 01886 USA
Tel: +1 978-776-2000
www.kadant.com

Kadant Hosts 2024 Investor Day

Event Theme: Pioneering Industrial Solutions for a Sustainable Future
Presents New Five-Year Financial Goals

WESTFORD, Mass., December 12, 2024 – Kadant Inc. (NYSE: KAI) will host its 2024 Investor Day today at the Lotte New York Palace Hotel in New York City. Members of Kadant’s executive leadership team will discuss the Company’s business outlook, growth opportunities, and new five-year financial goals followed by a question and answer session.

The theme of the event is Pioneering Industrial Solutions for a Sustainable Future and will feature presentations from members of Kadant’s executive leadership team and other business leaders including:
•Jeffrey Powell, President and Chief Executive Officer
•Michael McKenney, Executive Vice President and Chief Financial Officer
•Michael Colwell, Senior Vice President, Industrial Processing
•Dara Mitchell, Senior Vice President, Corporate Development
•Chris Demler, President, Kadant Black Clawson
•Chad Greenfield, Commercial Director, Syntron Material Handling
•Craig Heley, President, Kadant PAAL
•Wes Martz, Vice President, Flow Control Americas
•Bilal Mehmood, President, Kadant Solutions

Kadant will showcase how its products and services play an integral role in enhancing efficiency, optimizing energy utilization, and maximizing productivity in process industries while helping its customers advance their sustainability initiatives. The Company's innovative solutions and experienced leadership team has Kadant well positioned to continue to deliver value to its stakeholders.

Webcast Information
Kadant’s presentation will be webcast live beginning at 11:30 a.m. Eastern Standard Time and may be accessed on the Company's website at www.kadant.com under the “Investors” section. Participants will be able to submit questions online through the webcast link. A replay of the webcast will be available on the Company's website through December 12, 2025.

About Kadant
Kadant Inc. is a global supplier of technologies and engineered systems that drive Sustainable Industrial Processing®. The Company’s products and services play an integral role in enhancing efficiency, optimizing energy utilization, and maximizing productivity in process industries. Kadant is based in Westford, Massachusetts, with approximately 3,500 employees in 20 countries worldwide. For more information, visit www.kadant.com.

Contacts
Investor Day Event Coordinator:
Alpha IR
KAI@alpha-ir.com

Kadant Hosts 2024 Investor Day December 12, 2024 Page 2

Investor Contact Information:
Michael McKenney, 978-776-2000
IR@kadant.com

Media Contact Information:
Wes Martz, 269-278-1715
media@kadant.com